EXHIBIT 99.1

Brian W. Brady Joins IZEA Board of Directors
Northwest Broadcasting CEO Makes $100,000 Private Investment

Orlando, Fla. (August 8, 2012) - IZEA, Inc. (IZEA:OTCQB), announces the addition of Brian Brady, Founder and CEO of Northwest Broadcasting, Inc., to its Board of Directors, joining Ted Murphy, Donna Mackenzie, Ed Sim and Dan Rua.

“Mr. Brady brings more than 25 years of multi-disciplinary media industry experience to the IZEA Board of Directors,” said Ted Murphy, CEO, IZEA. “He is recognized for his thought leadership and will be instrumental as IZEA looks to expand its portfolio of clients and platform offerings.”

Mr. Brady has been the founder and operator of several successful broadcasting and media ventures. He is currently Founder and CEO of Northwest Broadcasting, Inc., which owns and operates seven television stations including FOX affiliates in four U.S. markets. Mr. Brady also served on the FOX Affiliate Board for nine years, serving as Chairman for four of those years. The FOX Affiliate Board is a representative body of independent stations affiliated with the FOX Network, part of News Corporation.

In addition to his role at Northwest Broadcasting, Mr. Brady is also the President of Eagle Creek Broadcasting, which owns and operates a CBS affiliate in Laredo, Texas. He currently serves on the Boards of the National Association of Broadcasters (NAB) and Syncbak, Inc. Mr. Brady previously served on The Ferris Foundation Board and on the Board of Directors of Saga Communications, a publicly traded media company.

Mr. Brady made a private investment of $100,000 for the purchase of 41,667 shares of IZEA restricted common stock at $2.40 per share. Mr. Brady also received 35,000 additional shares of IZEA restricted common stock and, for serving as a director, 12,500 common stock options.

“I have been following IZEA and its management team for several years and look forward to being part of its growth as a member of the Board of Directors,” said Mr. Brady. “I believe IZEA is well-positioned to be the social media marketing solution of choice for agencies and brands seeking to leverage social media in a way that is measurable and scaleable.”

“We are thrilled that Mr. Brady shares our vision and passion for the social space,” said Donna Mackenzie, Chief Financial Officer, IZEA. “He will be a tremendous asset to the company as we expand our sales and marketing efforts.”

About IZEA
IZEA, Inc. (“IZEA”) is the world leader in social media sponsorship, operating multiple marketplaces including Staree, WeReward, SponsoredTweets and SocialSpark. IZEA connects advertisers with social media publishers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that are less favorable than expected.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement/.

Media Contact
Jennifer Brown
248-376-8079
IZEA, Inc.
jenniferb@izea.com